Exhibit 4.1

No. B-[ ]	$[ ]
Date: January 20, 2009
BMP SUNSTONE CORPORATION
12.5% SECURED CONVERTIBLE NOTE DUE
JULY 1, 2011
     THIS NOTE is one of a series of duly authorized and issued notes of BMP Sunstone Corporation, a Delaware corporation (the “Company”), designated as its 12.5% Secured Convertible Note due July 1, 2011, in the aggregate principal amount of up to $23,000,000 (the “Notes”).
     FOR VALUE RECEIVED, the Company promises to pay to the order of [ ] or his registered assigns (the “Holder”), the principal sum of [ ] Dollars ($[ ]) (the “Original Principal Amount”), on July 1, 2011 (the “Maturity Date”), or such earlier date as the Notes are required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the then outstanding principal amount of this Note in accordance with the provisions hereof. Notwithstanding the foregoing, the Company hereby unconditionally promises to pay to the order of the Holder interest on any principal or interest payable hereunder that shall not be paid in full when due, whether at the time of any stated interest payment date or maturity or by prepayment, acceleration or declaration or otherwise, for the period from and including the due date of such payment to but excluding the date the same is paid in full, at a rate of 18% per annum (but in no event in excess of the maximum rate permitted under applicable law).
     Interest payable under this Note shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which interest is payable.
     Payments of principal and interest shall be made in lawful money of the United States of America to the Holder at its address as provided in Section 10 or by wire transfer to such account specified from time to time by the Holder hereof for such purpose as provided in Section 10.
     1. Definitions. In addition to the terms defined elsewhere in this Note, (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Note Exchange Agreement, dated as of the date hereof, between the Company and the Holder (the "Note Exchange Agreement”), and (b) the following terms have the meanings indicated:
     “Bankruptcy Event” means that the Company or any Subsidiary shall commence, or there shall be commenced against the Company or any Subsidiary under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any Subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any Subsidiary or there is commenced against the Company or any Subsidiary any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty-one (61) days; or the Company or any

Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any Subsidiary suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty one (61) days; or the Company or any Subsidiary makes a general assignment for the benefit of creditors; or the Company or any Subsidiary shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any Subsidiary shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any Subsidiary shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any Subsidiary for the purpose of effecting any of the foregoing.
     “Business Day” means any day except Saturday, Sunday and any day that shall be a federal legal holiday or a day on which banking institutions in the Commonwealth of Pennsylvania are authorized or required by law or other governmental action to close.
     “Change of Control” means the occurrence of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of the Company (except that the acquisition of voting securities by the Holder or any current holder of convertible securities of the Company shall not constitute a Change of Control for purposes hereof); (ii) a replacement at one time or over time of more than one-half of the members of the board of directors of the Company which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof); (iii) the merger or consolidation of the Company with or into another entity as a result of which the holders of the voting securities of the Company immediately before such merger or consolidation do not hold fifty percent (50%) or more of the voting securities of the surviving or resulting entity; (iv) the sale of fifty percent (50%) or more of the assets of the Company and its subsidiaries on a consolidated basis; or (v) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii), (iii) or (iv).
     “Closing Market Price” means the quoted sale price of the Common Shares as of the close of trading on the Nasdaq Global Market or any other national securities exchange, market or trading or quotation facility on which the Common Shares is then listed or quoted.
     “Majority in Interest” means the holders of greater than fifty percent (50%) of the aggregate principal amount of Notes then outstanding.

     “Prepayment Price” for any Notes which shall be subject to prepayment pursuant to Section 6, means the amount equal to the sum of the then outstanding principal amount of this Note being prepaid pursuant to Section 6 plus all accrued but unpaid interest on such outstanding principal amount of this Note.
     “Qualified Offering” shall mean the issuance of Common Shares in one or more offerings to investors resulting in the receipt of proceeds, net of all commissions, by the Company in an aggregate amount of at least sixteen million dollars ($16,000,000).
     “Subsidiary” means (i) any “significant subsidiary,” as defined in Item 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission, of the Company and (ii) Sunstone China Limited (formerly named Hong Kong Fly International Health Care Limited), a Hong Kong corporation (“Sunstone China”).
     2. Interest. The Company shall pay interest to the Holder on the aggregate then outstanding principal amount of this Note at the rate of 12.5% per annum, payable quarterly in arrears on each April 1, July 1, October 1 and January 1, except if such date is not a Business Day, in which case such interest shall be payable on the next succeeding Business Day (each, an "Interest Payment Date”). The first Interest Payment Date shall be April 1, 2009.
     3. Ranking and Covenants.
     (a) Other than the 10.0% Senior Secured Promissory Notes Due May 1, 2009, no indebtedness of the Company is senior to this Note in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise. The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, that is not subordinated in all respects to the Company’s obligations under the Notes, other than (i) indebtedness secured by purchase money security interests (which will be senior only as to the underlying assets covered thereby), (ii) indebtedness under capital lease obligations (which will be senior only as to the assets covered thereby), (iii) indebtedness to any commercial bank or other institutional lender of commercial loans, (iv) the Notes or the 10.0% Senior Secured Promissory Notes Due May 1, 2009, or (v) any renewal, refinancing or replacement of indebtedness contemplated by clause (i) through (iv) above; provided, however, in no event shall the terms of any renewal, refinancing or replacement of the 10.0% Senior Secured Promissory Notes Due May 1, 2009 be more favorable than the terms of this Note.
     (b) So long as any Notes are outstanding, the Company shall maintain in an escrow account established pursuant to the terms of the Interest Escrow Agreement (as defined in the Note Exchange Agreement), (i) at all times after the date of transfer of the applicable funds as contemplated by Section 1.2.4 of the Note Exchange Agreement until April 1, 2009, an amount equal to the amount transferred pursuant to Section 1.2.4 of the Note Exchange Agreement, (ii) at all times after April 1, 2009 until the earlier of the closing date of a Qualified Offering or July 1, 2009, an amount equal to (A) the amount transferred pursuant to Section 1.2.4 of the Note Exchange Agreement minus (B) the amount to be paid pursuant to Section 1.2.3 of the Note Exchange Agreement and (iii) at all times after the earlier of the closing date of a Qualified

Offering or July 1, 2009, an amount equal to the interest to be paid with respect to all the Notes then outstanding on the next two succeeding Interest Payment Dates.
     (c) So long as any Notes are outstanding, (i) the Company shall own 100% of the issued and outstanding shares of capital stock or equity securities of Sunstone China, and (ii) Sunstone China shall own 100% of the issued and outstanding shares of capital stock or equity securities of Sunstone Pharmaceutical Co., Ltd., a Hong Kong corporation.
     (d) So long as any Notes are outstanding, the Company shall not declare or pay any cash dividend or distribution without the prior written consent of a Majority in Interest.
     4. Registration of Notes. The Company shall register the Notes upon records to be maintained by the Company for that purpose (the “Note Register”) in the name of each record holder thereof from time to time. The Company may deem and treat the registered Holder of this Note as the absolute owner hereof for the purpose of any payment of interest or principal hereon, and for all other purposes, absent actual notice to the contrary.
     5. Registration of Transfers and Exchanges. The Company shall register the transfer of any portion of this Note in the Note Register upon surrender of this Note to the Company at its address for notice set forth herein. Upon any such registration or transfer, a new Note, in substantially the form of this Note (any such new Note, a “New Note”), evidencing the portion of this Note so transferred shall be issued to the transferee and a New Note evidencing the remaining portion of this Note not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Note by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Note. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge or other fee will be imposed in connection with any such registration of transfer or exchange. Notwithstanding anything herein to the contrary, the Company shall not be required at any time to register any transfer to a transferee and any transfer shall be void and of no force or effect unless the Note has been registered under the Securities Act or the Company has received an opinion of counsel reasonably acceptable to it stating that such transfer is exempt from the registration and prospectus delivery requirements of the Securities Act.
     6. Prepayment.
     (a) At any time on or following a Change of Control and delivery of a written notice to the Company (the date such notice is delivered to the Company, the “Notice Date”), the Noteholder shall be entitled to demand prepayment of all or any portion of the outstanding principal amount of this Note plus any accrued and unpaid interest thereon for an amount in cash equal to the Prepayment Price.
     (b) The Prepayment Price shall be due on the fifteenth Business Day immediately following the Notice Date. If any portion of the Prepayment Price shall not be timely paid by the Company, interest shall accrue thereon at the rate of 18% per annum (or the maximum rate permitted by applicable law, whichever is less) until the Prepayment Price plus all such interest is paid in full, which payment shall constitute liquidated damages and not a penalty.

     7. Events of Default.
     (a) “Event of Default” means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):
     (i) (A) any default in the payment of any principal amount of the Notes, as and when the same becomes due and payable (whether on a date specified for the payment of interest or the date on which the obligations under the Note mature or by acceleration, redemption, prepayment or otherwise), (B) any default in the payment of interest in respect of any Notes, no later than the third Business Day after such interest become due and payable (whether on a date specified for the payment of interest or the date on which the obligations under the Note mature or by acceleration, redemption, prepayment or otherwise), (C) any default by the Company in the performance of its covenants set forth in paragraphs 3(b) or 3(c) of this Note or (D) any default by the Company in the performance of any of its other covenants and obligations under this Note not listed in clauses (A), (B) or (C) above, which defaults remain uncured fifteen (15) Business Days after the Company receives written notice thereof from the Holder or a representative of the Holder;
     (ii) the Company or any Subsidiary defaults in any of its obligations under any other note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Subsidiary in an amount exceeding $1,000,000, whether such indebtedness now exists or is hereafter created, and such default results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;
     (iii) any default by the Company of any of its obligations pursuant to the Note Exchange Agreement, the Pledge Agreement, the Interest Escrow Agreement or the Share Escrow Agreement; or
     (iv) the occurrence of a Bankruptcy Event.
     (b) At any time or times that an Event of Default has occurred and is continuing, (1) the full unpaid principal amount of this Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become immediately due and payable in cash, and (2) while a non-payment default is continuing, the Note shall bear interest at a rate of 15% per annum (but in no event in excess of the maximum rate permitted under applicable law).
     (c) In connection with any Event of Default, the Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Any such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereto. Upon the occurrence of any Bankruptcy Event, all amounts pursuant to Section 7(b) shall immediately become due and payable in full in cash, without any further action by the Holder.
     8. Conversion.
     (a) Conversion into Common Shares. At any time after May 15, 2009, the Holder shall have the option to convert, as a whole or in part, up to the entire amount outstanding under this Note (including the accrued but unpaid interest) (the “Conversion Amount”) into fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Company (the “Common Shares”) from time to time at a conversion price (the “Conversion Price”), subject to adjustments as set forth in Section 9, equal to $5.00; provided that, if the Company issues Common Shares in one or more offerings to investors (other than any offerings following the closing of the Qualified Offering) on or prior to September 15, 2009 (any such issuance, an “Offering”), the Conversion Price shall equal the lesser of (i) $5.00 or (ii) 115% of the lowest price per Common Share for which the Company sells Common Shares in any Offering. Notwithstanding anything to the contrary, if the Conversion Price would result, upon conversion by all of the Notes on the date such Conversion Price is established, in the issuance of Common Shares in amount equal to or greater than 20.00% of the outstanding Common Shares, the Conversion Price shall be increased to such amount (subject to rounding) as would result in the issuance, upon conversion by all of the Notes on the date such Conversion Price is established, of Common Shares in an aggregate amount equal to 19.99% of the outstanding Common Shares. The number of Common Shares issuable upon conversion of any portion of the Conversion Amount shall be determined by dividing (x) such portion of the Conversion Amount by (y) the Conversion Price in effect on the date of receipt of the Conversion Notice by the Company from the Holder pursuant to Section 8(b).
     (b) Mechanics and Effect of Conversion. To convert the Note, a Holder must (a) deliver to the Company a duly signed and completed Conversion Notice set forth in Exhibit A hereto, (b) surrender this Note, duly endorsed, at the principal office of the Company, (c) deliver to the Company appropriate endorsements and transfer documents if required by the Company and (d) pay any tax or duty required to effect the conversion. At its expense, the Company shall, as soon as practicable following any conversion of this Note pursuant to this Section 8, and in any event within three Business Days of such surrender, issue and deliver to the Holder at such principal office a certificate or certificates for the number of shares of such Common Shares to which the Holder shall be entitled upon such conversion (bearing such legends as are required by applicable securities laws and stock exchange regulations or policies, as required in the opinion of counsel to the Company), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note. Issuance of this Note shall constitute full authority to the Company’s officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for Common Shares issuable upon the conversion of this Note. On partial conversion of this Note, the Company shall issue to the Holder a new Note having identical terms to this Note, except that the principal amount thereof shall equal the difference between (i) the principal amount of this Note immediately prior to such conversion minus (ii) the portion of such principal amount converted into Common Shares.
     (c) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of this Note, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of this Note; and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of this Note and the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose. This Note is being issued, and the Common Shares issuable upon conversion of this Note will be issued, in reliance upon an exemption from registration pursuant to Sections 3(a)(9) of the Securities Act of 1933, as amended, and the certificates evidencing such Common Shares issuable upon conversion of this Note will be unrestricted and without any restrictive legend imprinted thereon, subject to receipt of an appropriate non-affiliate representation letter executed by the Noteholder.
     (d) Withholding Taxes. Notwithstanding any other provision of this Note, the Company shall (i) not be obliged to reimburse, indemnify, make whole or otherwise pay to the Holder, and (ii) be entitled to deduct and withhold from all amounts payable pursuant to this Note, any amounts required by applicable law to be deducted or withheld for any and all taxes, so long as the Company promptly pays the full amount deducted or withheld to the applicable governmental entity in accordance with applicable law. Any such amounts deducted and not owed or paid to the applicable governmental entity in accordance with applicable law shall be returned to the Holder promptly. The Holder shall provide any information reasonably requested by the Company to enable it to determine whether taxes must be withheld or deducted and the amount of such withholding or deduction.
     9. Conversion Price Adjustments.
     (a) Adjustment for Splits and Combinations. If the Company shall at any time or from time to time after the date hereof effect a stock split of the outstanding Common Shares, the Conversion Price in effect immediately before that stock split shall be proportionately decreased, and, conversely, if the Company shall at any time or from time to time after the date hereof combine the outstanding Common Shares into a smaller number of shares, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 9(a) shall become effective at the close of business on the date the stock split or combination becomes effective.
     (b) Adjustment for Common Shares Dividends and Distributions. If the Company at any time or from time to time after the date hereof issues, or fixes a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable solely or in part in additional Common Shares or other instruments or rights convertible into Common Shares, in each such event the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the sum of the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution, including Common Shares to be issued under other instruments or rights convertible into Common Shares; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 9(b) to reflect the actual payment of such dividend or distribution.
     (c) Adjustment for Reorganization. If at any time or from time to time after the date hereof, there is a reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Shares are converted into or exchanged for securities, cash or other property (collectively, a “Reorganization”), then, following such Reorganization, the Holder shall thereafter be entitled to receive upon conversion of this Note the kind and amount of securities, cash or other property which the Holder would have been entitled to receive pursuant to such Reorganization if such conversion had taken place immediately prior to such Reorganization. Notwithstanding the foregoing sentence, if (x) there shall occur any Reorganization in which Common Shares are converted into or exchanged for anything other than solely equity securities, and (y) the common stock of the acquiring or surviving company is publicly traded, then, as part of such Reorganization, (i) the Holder shall have the right thereafter to receive upon the conversion of this Note such number of shares of common stock of the acquiring or surviving company as is determined by multiplying (A) the number of Common Shares receivable upon conversion of this Note immediately prior to such Reorganization by (B) a fraction, the numerator of which is the fair market value, as determined in good faith by the board of directors of the Company, per Common Share as of the effective date of such Reorganization, and the denominator of which is the fair market value per share of common stock of the acquiring or surviving company as of the effective date of such transaction, as determined in good faith by the board of directors of the Company, and (ii) the conversion price per share of common stock of the acquiring or surviving company shall be the Conversion Price divided by the fraction referred to in clause (B) above. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 9 with respect to the rights and interests of the Holder, to the end that the provisions of this Section 9 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of this Note) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the conversion of this Note.
     (d) Certificate of Adjustment. In each case of an adjustment or readjustment of any Conversion Price for the number of Common Shares or other securities issuable upon conversion of this Note, the Company, at its own expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions of this Note and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to the Holder at the Holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based. No adjustment in the Conversion Price shall be required to be made unless it would result in an increase or decrease of at least one cent, but any adjustments not made because of this sentence shall be carried forward and taken into account in any subsequent adjustment otherwise required hereunder.
     (e) No Impairment. The Company shall not amend its Certificate of Incorporation or Bylaws or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the sole purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the Holder of this Note against dilution or other impairment as provided herein. If the Company takes any action in breach of this Note, the Holder shall be entitled to any and all remedies available at law or in equity.
     (f) Fractional Share. No fractional share shall be issuable upon conversion of this Note and the number of shares to be issued shall be rounded down to the nearest whole share. If the conversion of this Note shall result in the issuance of any fractional share, the Company shall eliminate such fractional share by paying the Holder an amount computed by multiplying such fraction by the fair market value, as determined in good faith by the board of directors of the Company, of a full share.
     10. Notices. Any and all notices or other communications or deliveries hereunder shall be in writing in the English language and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 8 prior to 5:00 p.m. (Philadelphia, Pennsylvania time) on a Business Day, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 10 on a day that is not a Business Day or later than 6:30 p.m. (Philadelphia, Pennsylvania time) on any Business Day, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company, to 600 W. Germantown Pike, Suite 400, Plymouth Meeting, PA 19482, facsimile: (610) 940-1676, attention Fred C. Powell, Chief Financial Officer, or (ii) if to the Holder, to the address or facsimile number appearing on the Company’s Noteholder records or such other address or facsimile number as the Holder may provide to the Company in accordance with this Section 10.
     11. Miscellaneous.
     (a) Binding Nature of Note. This Note shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Company shall not be permitted to assign this Note.
     (b) Limitation of Rights. Subject to Section 11(a), nothing in this Note shall be construed to give to any person or corporation other than the Company and the Holder any legal or equitable right, remedy or cause under this Note.

     (c) GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT IN THE UNITED STATES FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THIS NOTE), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS NOTE AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     (d) Headings. The headings herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.
     (e) Provisions Severable. In case any one or more of the provisions of this Note shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.
     (f) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note of like tenor representing the outstanding principal.
     (g) Waiver and Amendment. No provision of this Note may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the

Majority in Interest or, or, in the case of a waiver, by the Majority in Interest; provided, that the Maturity Date hereof, the rate of interest payable hereunder, the Interest Payment Dates hereunder, and the currency in which any payments of principal of or interest on this Note shall be paid may not be waived or amended except in a written instrument signed by the Holder hereof. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.
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     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

BMP SUNSTONE CORPORATION
By:
Name:
Title:

EXHIBIT A
BMP SUNSTONE CORPORATION
CONVERSION NOTICE
Reference is made to the 12.5% Secured Convertible Note due July 1, 2011 (the “Note”) issued to the undersigned by BMP Sunstone Corporation (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the portion of the Conversion Amount (as defined in the Note) of the Note indicated below into shares of common stock, par value $0.001 per share (the “Common Shares”), of the Company, as of the date specified below.

Registered Holder:

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Shares to be issued:

Please issue the Common Shares into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

ACKNOWLEDGMENT
     The Company hereby acknowledges this Conversion Notice and hereby directs Stocktrans, Inc. to issue the above indicated number of shares of Common Shares in accordance with the Transfer Agent Instructions, dated January 19, 2009, from the Company and acknowledged and agreed to by Stocktrans, Inc.

BMP SUNSTONE CORPORATION
By:
Name:
Title: